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                                 EXHIBIT (A)(6)

                 TEXT OF PRESS RELEASE ISSUED BY THE PURCHASER
                             ON SEPTEMBER 21, 1998


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                                                                 EXHIBIT (a)(6)

COOPER RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE


                           COOPER RIVER ANNOUNCEMENT

         GREENVILLE, SOUTH CAROLINA, September 21, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Angeles Income Properties, Ltd. III, Angeles Income Properties, Ltd. IV, Angeles Opportunity Properties, Ltd., Angeles Partners IX and Angeles Partners XI. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday, September 25, 1998. The offers were previously scheduled to expire at 5:00 p.m. on Friday, September 18, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on September 18, 1998, approximately 10,154 interests had been tendered pursuant to the Angeles Income Properties, Ltd. III offer, approximately 10,742 interests had been tendered pursuant to the Angeles Income Properties, Ltd. IV offer, approximately 792 interests had been tendered pursuant to the Angeles Opportunity Properties, Ltd. offer, approximately 1,107 interests had been tendered pursuant to the Angeles Partners IX offer and approximately 7,955 interests had been tendered pursuant to the Angeles Partners XI offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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